EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 12, 2009 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and Daniel Levitt, M.D., Ph.D., an individual and resident of the State of California (“Employee”).

WHEREAS, Employer desires to employ Employee, and Employee is willing to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1.           Employment.  Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as Employer’s Chief Medical Officer on the terms set forth herein.

2.           Duties; Places of Employment.  Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s President and Chief Executive Officer.  Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s President and Chief Executive Officer.  Subject to the succeeding sentences, Employee’s services hereunder shall be rendered at Employer’s San Francisco office and its corporate offices in Los Angeles, California, except for travel when and as required in the performance of Employee’s duties hereunder.  Employee generally shall be required to be physically present, and to perform his services hereunder, at Employee’s corporate headquarters not less than three consecutive business days per week for not more than 46 weeks per year, reduced by each week when traveling for the Employer’s business.  Employee and Employer shall consult with each other from time to time regarding the optimal scheduling of Employee’s time at Employer’s San Francisco and corporate offices.  Employee may work remotely from the San Francisco office and during such time, Employee shall make himself readily accessible to Employer by telephone, via the Internet or other remote access, as Employer deems reasonably necessary for the performance of Employee’s services hereunder.  Employer shall make available to Employee remote computer access in Employer’s San Francisco office to Employer’s computerized systems and shall provide technical and hardware support.

3.           Time and Efforts.  Subject to this Section 3, Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder.  Employer agrees that Employee may continue to serve as a director on the board of directors of Aquinox Corp. and as a director and treasurer of the board of the San Francisco SPCA.  In addition, Employee may serve on the board or advisory committee of one other company or organization from time to time, provided that such company or organization is not directly competitive with Employer and provided that Employer has consented to such role by Employee, which consent shall not be unreasonably withheld.

4.           Term.  The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2010, unless sooner terminated in accordance with Section 6.  Neither Employer nor Employee shall have any obligation to extend or renew this Agreement.  In the event that Employer does not offer to extend or renew the Agreement, Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2011 or (b) the date of Employee’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.  Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.

5.           Compensation.  As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1.           Salary.  Employee shall be entitled to receive an annual salary of Three Hundred Seventy Five Thousand Dollars ($375,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2.           Discretionary Bonus.  Employee also may be eligible for a bonus from time to time for his services during the Term.  Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof, shall be in Employer’s sole discretion; provided that the bonus payable with respect to calendar year 2010 shall not be less than 25% of Employee’s base salary at the time that bonus is paid.

5.3.           Stock Options.  Employer shall grant Employee as of the Effective Date a nonqualified stock option under Employer’s 2000 Long-Term Incentive Plan (the “Plan”) to purchase 500,000 shares of Employer’s common stock (the “Option”).  The Option shall vest and become exercisable in 36 equal monthly installments beginning on the one-month anniversary of the Effective Date and continuing on each succeeding monthly anniversary of the Effective Date until the Option shall have become fully vested, provided, in each case, that Employee remains in the continuous employ of Employer through such anniversary dates.  The Option shall (a) be exercisable at an exercise price equal to $1.06 per share, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.  Notwithstanding anything to the contrary in Section 6.2 or other provision of this Agreement or of the stock option agreement evidencing the Option, upon the occurrence of a “Change in Control” (as defined in the Plan), the entire (100%) Option shall thereupon vest and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.

5.4.           Expense Reimbursement.  (a) Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.  (b) When Employee travels to Employer’s corporate offices, Employer shall pay for round-trip airfare and airport parking, but shall not pay for food or other incidentals except as specifically set forth herein.  During the Term, Employer shall provide Employee with (i) access to a furnished apartment leased by Employer in reasonable proximity to Employer’s corporate offices, inclusive of parking, utilities, cable and Internet access, weekly cleaning and laundry service, (ii) Employer-paid memberships to (x) a health club reasonably near Employer’s corporate offices and (y) one airline club, and (iii) the use of a rental car leased by Employer with Employer-paid insurance for use while in Los Angeles, California.

5.5.           Tax Gross-Ups.

(a)           Travel and Housing Payments.  In the event it shall be determined that any payment by the Employer to or for the benefit of Employee under Section 5.4(b) above (whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.5) (a “Travel and Housing Payment”) would be subject to federal or state income or payroll tax (such income and payroll tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Additional Section 5.4(b) Income Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Additional Section 5.4(b) Income Tax imposed upon the Travel and Housing Payments.

(b)           Change in Control Payments.  In the event it shall be determined that any payment or distribution by the Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, including Section 5.3 above, or otherwise, but determined without regard to any additional payments required under this Section 5.5) (a “Change in Control Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Parachute Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Parachute Gross-Up Payment, Employee retains an amount of the Parachute Gross-Up Payment equal to the Excise Tax imposed upon the Change in Control Payments.

(c)           Subject to the provisions of Section 5.5(d) hereof, all determinations required to be made under this Section 5.5, including whether and when a Gross-Up Payment or a Parachute Gross-Up Payment is required and the amount of such Gross-Up Payment or Parachute Gross-Up Payment, whichever shall apply, and the assumptions to be used in arriving at such determination, shall be made by the certified public accounting firm designated by the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and Employee within 15 business days of the receipt of notice from Employee that there has been a Change in Control Payment or the Travel and Housing Payment is being treated as taxable income to Employee.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any Gross-Up Payment or Parachute Gross-Up Payment, as determined pursuant to this Section 5.5, shall be paid by the Employer to Employee within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Employer and Employee.  As a result of the uncertainty in the application of Sections 61 or 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments or Parachute Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies pursuant to Section 5.5(d) and Employee thereafter is required to make a payment of any Additional Section 5.4(b) Income Tax or any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee.

(d)           Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment or the Parachute Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than thirty days after Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:  give the Employer any information reasonably requested by the Employer relating to such claim,

(i)           take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(ii)           cooperate with the Employer in good faith in order effectively to contest such claim, and

(iii)           permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions to this Section 5.5(d), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim.

5.6.           Vacation.  Employee shall be entitled to twenty business days of vacation each year during the Term in accordance with Employer’s vacation policy in effect from time to time.

5.7.           Employee Benefits.  Employee shall be eligible to participate in any medical insurance and other employee benefits made available generally by Employer to all of its employees under its group plans and employment policies in effect during the Term.  Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect.  Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.8.           Payroll Taxes.  Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6.           Termination.  This Agreement may be terminated as set forth in this Section 6.

6.1.           Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee.  “Cause” for this purpose shall mean any of the following:

(a)           Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten business days to correct such breach;

(b)           Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c)           Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d)           Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten business days to correct the same;

(e)           Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f)           Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been earned or awarded Employee as provided in Section 5.2 prior to such date.

6.2.           Termination by Employer without Cause.  Employer may also terminate Employee’s employment without Cause upon ten days notice to Employee.  Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (a) payment of (1) any accrued but unpaid salary, the minimum bonus described in Section 5.2 applied to the base salary paid through the date of termination, any Tax Gross-Up or Parachute Tax Gross-Up payment as described in Section 5.5 and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (2) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months’ salary as provided in Section 5.1, and (b) continued participation, at Employer’s cost and expense, for a period of six months following such termination, in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination, provided that, as a condition to Employer’s obligations under Section 6.2(a)(2) and 6.2(b), Employee shall have executed and delivered to Employer a Separation Agreement and General Release in the form attached hereto as Exhibit A.

6.3.           Death or Disability.  Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability.  Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.  Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary, the minimum bonus described in Section 5.2 applied to the base salary paid through the date of termination, any Tax Gross-Up or Parachute Tax Gross-Up payment as described in Section 5.5  and unused vacation as of the date of such termination as required by California law.

7.           Confidentiality.  While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law.  Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control.  Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

8.           Equitable Remedies; Injunctive Relief.  Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith.  This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

9.           Indemnification; Insurance.  Employer and Employee acknowledge that, as the Chief Medical Officer of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement.  Subject to his insurability thereunder1, effective on the Effective Date, Employer shall add Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

10.           Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

12.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof.  Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13.           Amendment.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee).  The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14.           Governing Law.  This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

15.           Notice.  All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer: CytRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to Employee: Daniel Levitt, M.D., Ph.D. __________________ __________________
16.           Survival.  Sections 5.5, 6.2., 6.3, 7 through 16 and 18 shall survive the expiration or termination of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.  A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18.           Attorney’s Fees.  In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation By: /s/ STEVEN A. KRIEGSMAN Steven A. Kriegsman President & Chief Executive Officer
“EMPLOYEE” /s/ DANIEL LEVITT Daniel Levitt, M.D., Ph.D.